We hereby consent to the incorporation by reference in this Registration Statement on form S-8, which is being filed by SGI International on or about December 1, 1998, of our report, dated March 27, 1998, on the consolidated financial statements of SGI International and subsidiaries (the "Company") as of and for the year ended December 31, 1997, which appears in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997, and contains an explanatory paragraph with respect to the Company's ability to continue as a going concern.

J.H. Cohn LLP

/s/ J.H. Cohn

San Diego, California
November 30, 1998


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